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EXHIBIT 99.4 (b)

Qualified Pension Plan Rider


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QUALIFIED PENSION PLAN RIDER

This rider is a part of the Contract to which it is attached by PL.

The Contract is hereby modified as specified below in order to comply with the requirements for Qualified Pension and Profit Sharing Plans, as described in
Section 401(a)(9) of the Internal Revenue Code of 1986 (The Code) as amended.

THE PROVISIONS OF SECTIONS 1-9 OF THIS RIDER SHALL TAKE EFFECT ONLY IF THE ANNUITANT IS, OR BECOMES, THE OWNER.

DEFINITIONS

ANNUITANT - is the individual named to receive periodic annuity payments purchased under this Contract.

ANNUITY START DATE - is the date you choose to have PL begin periodic annuity payments to the Annuitant. The Annuity Start Date may be no later than April 1 of the calendar year following the year in which the Annuitant reaches age
70 1/2.

DESIGNATED BENEFICIARY - is any individual designated as a beneficiary under the Plan by the Annuitant. If a person other than an individual (but not a trust that satisfies the conditions stated in 1.401(a)(9)-1 of the Code) is designated a Beneficiary, or if the plan permits any person to change the Annuitant's beneficiaries after his or her death, other than a designation made by the surviving spouse for distributions after the spouse's death, the Annuitant will be treated as having no Designated Beneficiary.

PLAN - means the qualified employee benefit plan under which this Contract is issued.

The provisions of this rider will control if in conflict with those of the Contract. Notwithstanding any provisions of the Contract to the contrary:

1.  Automatic Form of Payment at the Annuity Start Date.

If the Annuitant is legally married at the Annuity Start Date, unless an optional form of benefit is selected in accordance with Section 2 below, payments will be made in the form of a Joint and 50% Survivor Annuity, with the Annuitant's spouse as the joint annuitant. Under this form, payments will be made during the lifetime of the Annuitant and, following the Annuitant's death, payments equal to 50% of the original payment amount will continue to the spouse for life. The Annuitant may choose without the consent of any other individual, from the options offered by PL, the amount of the payment continuing to the Annuitant's spouse. The amount of each payment to the spouse will be not less than one half of, nor greater than, the periodic annuity benefit paid to the Annuitant.

If the Annuitant is not legally married at the Annuity Start Date, payments will be made in the form of a life annuity with a 10 year period certain unless an optional form of payment is selected in
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accordance with Section 2 below.  Under this form, payments will be made to the
Annuitant for life. If the Annuitant dies before the end of the Guaranteed Period, payments will continue to the Designated Beneficiary until the end of the Guaranteed Period.

2.  Optional Forms of Annuity Payment.

The Annuitant can elect an optional form of payment as provided in the Contract, provided:

(a) the Annuitant files a Qualified Election with the Company within the 90 day period ending on the date income commences;

(b) the form selected ensures that the present value of payments PL expects to pay over the lifetime of the Annuitant is not less than 51% of the present value of all payments we expect to make under the Contract. To determine whether 51% of the present value of benefits will be paid during the Annuitant's lifetime, his or her life expectancy will be measured from either the Annuitant's Normal Retirement Date, or the actual retirement date, whichever is later, but in no event later than the Annuity Start Date; and

(c) the option selected satisfies the requirements of Section 4 below.

Life expectancies will be calculated using the expected return multiples contained in Section 1.72 9 of the Income Tax Regulations.

3.  Qualified Election

In the case of a married Annuitant, "Qualified Election" means a written statement by the Annuitant waiving the Joint and Survivor Annuity option and specifying the form of payment desired, and a written statement from the spouse consenting to the Annuitant's election. The form of payment chosen cannot be changed without spousal consent unless the spouse consents to future designations by the Annuitant without spousal consent. The spouse's consent must be witnessed by a notary public. If the spouse's consent cannot be obtained because the spouse cannot be located, the Annuitant's election will still be deemed to be a Qualified Election.

In the case of an unmarried Annuitant, "Qualified Election" means a written statement by the Annuitant attesting to the fact that he or she is not married, and which specifies the optional form of payment desired.

4.  Required Beginning Date and Minimum Distribution Requirements

In accordance with the requirements of the Code, distribution of the entire interest should be made not later than the April 1 following the close of the calendar year in which the Annuitant attains age 70 1/2. (The Required Beginning Date.)

Alternatively, if distribution of the entire interest commences not later than the Required Beginning Date, such distribution may be made in equal or substantially equal amounts, in annual or more
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frequent installments, over

(a) the Annuitant's life or the lives of the Annuitant and his or her Designated Beneficiary, or

(b) a period not extending beyond the Annuitant's life expectancy or the joint and last survivor life expectancy of the Annuitant and his or her Designated Beneficiary.

The method of distribution selected must also meet the "minimum distribution incidental benefit" rule of Code Section 401(a)(9) and Regulation Section 1.401(a)(9)-2 of the Code. This requires that:

(a) where the Annuitant's only Designated Beneficiary is the spouse, the minimum amount that must be distributed in a distribution calendar year is the amount determined under the regular minimum distribution requirements above in this
Section 4.

(b) where payments are to be made under an annuity Contract purchased on or before the Annuitant's Required Beginning Date and the Annuitant's spouse is not the Designated Beneficiary, the minimum amount that must be distributed is determined as follows:

- Period certain annuity without a life contingency: The period certain may not exceed the appropriate joint and last survivor expectancy described in Regulation Section 1.401(a)(9)-2 of the Code.

- Life annuity: A life annuity on the Annuitant's life which satisfies the regular minimum distribution requirements satisfies the "minimum distribution incidental benefit" rule.

- Joint and survivor annuity: The periodic annuity payment to the survivor under a joint and survivor annuity, may not exceed the applicable percentage of the annuity payment to the Annuitant. These percentages are defined in Regulation
Section 1.401(a)(9)-2.

- Life annuity with period certain: The distribution must satisfy the requirements for a single life (or joint and survivor) annuity as well as for a period certain annuity without a life contingency.

Only a method of distribution offered by PL that satisfies these conditions can be selected. You must make this selection before the end of the calendar year in which you attain age 70 1/2.

5.  Beneficiary for Death Benefit Proceeds Prior to Annuity Start Date

If the Annuitant dies prior to the Annuity Start Date and is married at the date of death, the Death Benefit Proceeds will be paid to the surviving spouse, unless the Annuitant names another beneficiary and the spouse consents in writing to such designation. The spouse's consent must be witnessed by a notary public. For this purpose, the consent of an individual who was married to the Annuitant at the time consent was given but is not married to the Annuitant at the date of death will not be considered the consent of the spouse.

If the Annuitant is not legally married at the date of death, or designates (as provided above)
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someone other than the spouse as beneficiary, the Death Benefit Proceeds shall be paid to the Designated Beneficiary.

6.  Payment of Death Benefit

On the death of the Annuitant, payment shall be made in accordance with the Annuity option provisions described in the Contract or as provided for by the Plan. However, selection of an annuity option that does not satisfy the conditions of this Section 6 shall not be permitted.

(a)  Death Before the Annuity Start Date

If the Annuitant dies before distribution of his or her interest in the Contract commences, the entire interest must be distributed by December 31st of the fifth full year which follows the Annuitant's death unless (i) such interest is paid in equal or substantially equal installments over a period not exceeding the lifetime or life expectancy of the Designated Beneficiary, and (ii) payments begin by December 31st of the calendar year which follows the Annuitant's death. If the Designated Beneficiary of the Annuitant is the Annuitant's surviving spouse, the spouse may elect to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the close of the calendar year in which the deceased Annuitant would have attained age 70 1/2, if later. The surviving spouse may accelerate these payments at any time, i.e., increase the frequency or amount of such payments. However, if the spouse elects to receive the entire interest as a lump sum, such amount must be received by December 31st of the fifth full year which follows the Annuitant's death.

If the surviving spouse dies before payments begin, subsequent distributions shall be made as if the spouse had been the Annuitant. In such event, the rules in this Section 6 apply using the date of death of the surviving spouse rather than that of the Annuitant.

(b)  Death After the Annuity Start Date

If the Annuitant dies after distribution of his or her interest in the plan has commenced, the remaining interest will be distributed at least as rapidly as under the method of distribution in effect at the time of the Annuitant's death.

7.  Withdrawal or Loan of Annuity Value Before the Annuity Start Date

If the Annuitant is married, withdrawal or loan of all or a portion of the annuity value prior to the Annuity Start Date will be permitted subject to the consent of the spouse. Such consent must be in writing and must be witnessed by a notary public.

If the Annuitant is not married, withdrawal will be permitted subject to written notice to PL that the Annuitant is not married. The Term Annuity Value as used in this rider shall mean the appropriate value described in the Contract that the Contract Owner is entitled to withdraw or borrow.

8.  Nontransferable
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No benefits under this Contract may be transferred, sold, alienated, assigned, discounted, subject to garnishment or execution, or pledged as collateral for a loan, or as security for the performance of an obligation or for any other purpose, to any person other than to PL, except as may be provided by a Qualified Domestic Relations Order within the meaning of Section 414 of the Code.

9.  Change of Annuitant

The Owner shall not be permitted to change the Annuitant.

10.  Trustee Owned Contracts

While this Contract is owned by the trustee of a plan described in section 401(a) of the Code, the Death Before the Annuity Start Date provision of Section 6 may not apply.

11.  Amendment

PL reserves the right to amend this rider to comply with future changes in the Internal Revenue Code and any regulations or rulings issued under the provisions of the Code. PL shall provide the Owner of the Contract with a copy of any such amendment.


PACIFIC LIFE INSURANCE COMPANY


Thomas C Sutton                         Audrey L. Milfs
Chairman and Chief Executive Officer    Secretary


R90-PEN-V